EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	César García
Chairman and Chief Executive Officer
818-709-1244
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL BOARD APPROVES NEW $10 MILLION

SHARE REPURCHASE PROGRAM

CHATSWORTH, Calif., November 24, 2008 – IRIS INTERNATIONAL, INC. (NASDAQ GM: IRIS), a leading manufacturer of urinalysis systems and consumables for use in hospitals and commercial laboratories worldwide, today announced that, effective immediately, its Board of Directors has approved a new repurchase program for up to $10 million in shares of the Company’s common stock over a twelve month period.

“The Board believes that reactivating a share repurchase program at this time is a prudent use of the Company’s cash and reiterates our commitment to enhancing shareholder value,” stated César García, Chairman, President and Chief Executive Officer.

The repurchase program will be funded through the Company’s strong cash position. As of September 30, 2008, IRIS International had approximately $30 million in cash with no debt and is expecting strong cash flows from operations through the remainder of 2008 and 2009. Share repurchases under this program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions or otherwise, or by any combination of such methods. The timing and actual number of shares repurchased will depend on a variety of factors including the common share price, corporate and regulatory requirements and other market and economic conditions. The share repurchase program may be suspended or discontinued at any time.

Under the Company’s previous share repurchase program announced in March of 2008, it repurchased approximately 490,000 shares at a cost of about $5.7 million.

About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with over 2,000 systems sold in over 50 countries.

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SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include statements relating to the timing of, amounts purchased under, funding and methods of implementation of the Company’s share repurchase program. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including the price of the Company’s common stock during the period of the share repurchase program and the Company’s future cash requirements. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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